Exhibit 99.3

Fitch Downgrades Levi Strauss’ Sr. Debt to ‘B-’; ABL/Term Loan Lowered to ‘BB-/B+’; Otlk Remains Neg

NEW YORK, Nov. 13, 2003

Levi Strauss & Co.’s (Levi) $1.7 billion senior unsecured debt is downgraded to ‘B-’ from ‘B’ by Fitch Ratings following Levi’s revision in its earnings guidance for 2003. In addition, the company’s $650 million asset-based loan (ABL) is lowered to ‘BB-’ from ‘BB’ and its $500 million term loan is lowered to ‘B+ from ‘BB-’. The Rating Outlook remains Negative, reflecting the continued challenges Levi faces in stimulating top-line sales growth.

The company’s revised guidance has forecasted revenues to decline 2% in fiscal 2003 versus previous expectations that revenues would increase modestly. Softer sales are being driven by weakness at U.S. department stores as well as product mix changes in Europe, where sales of lower priced products, 580 jeans, are outpacing its sales of higher priced 501 jeans. In addition, sales of its Levi Strauss Signature line at Wal-Mart have also been slower than anticipated for its men’s line, somewhat offset by stronger sales of its lower margin women’s and children’s lines. Weaker sales, coupled with persistent cost pressures, are expected to result in operating profit that is down dramatically from prior expectations. Though debt levels at year-end are forecasted to remain unchanged, credit measures will weaken significantly due to poorer operating performance. Leverage (total debt/EBITDA) is now expected to be above 6.0x versus 5.3x in the latest 12 months ended Aug. 24, 2003 and interest coverage is projected to weaken to below 1.5x.

The company maintains adequate liquidity, with cash on the balance sheet and no borrowings expected on its asset-based revolver. Given the limited upcoming debt maturities, with the next significant payment not due until 2006, and absence of stringent covenant levels, Fitch believes Levi is operating with some financial flexibility to remain current on its financial commitments. Fitch still maintains that benefits from cost savings associated with the restructuring should begin to offset some of the weakness in 2004. Moreover, the full-year benefit of the Levi Strauss Signature line at Wal-Mart, as well as its expected expansion into other mass retailers in international markets, will also help 2004 results. Of ongoing concern is that while cannibalization of the company’s core Red Tab products has been limited to date, the longer-term impact on the core product line remains unknown. Also, competitive pricing pressures at each of its channels of distribution are likely to continue.